Filed Pursuant To Rule 433

Registration No. 333-209926

August 17, 2016

4 REASONS WHY NIRP MAY LEAD TO STRUCTURALLY HIGHER COLD DEMAND
Plunging oil places, market volatility and fears of slowing growth in China have sparked renewed investor interest in gold. However, the so-called “fear trade” is not the only catalyst d1ving this increased demand. Juan Carlos A1tigas, Director of Investment Research at the World Gold Council, explains how low and negative interest rate policies are shifting the way investors view gold in a profit olio and what the long-term implications might be for the precious...
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State Street global markets, LLC serves as the marketing agent for GLD.
IMPORTANT RISK INFORMATION

THE STRATEGIC CASE FOR INVESTING IN GOLD
State Street Global Advisors’2015 Year End Investor Survey found that a slowdown in US corporate profitability, a return of stock market volatility and
Rising geopolitical risks were the most pressing concerns for Investment
Professionals headed into 2016.
Since the start of the year, many of these concerns have mate1alized and investors have turned to gold in search of portfolio diversification and risk mitigation.
Global equity markets began 2016 firmly in a downward trend...
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State Street global markets, LLC serves as the marketing agent for GLD.
IMPORTANT RISK INFORMATION
Investing in GLD allows investors to take advantage of gold’s historical low correlation to stock and bonds. Diversification does not ensure proft or guarantee against loss.
There can be no assurance that a liquid market will be maintained for ETF shares.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust (“GLD”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www. sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 1-866-320-4053.
Not FDIC Insured * No Bank Guarantee * May Lose Value
IBG-20392

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.